Exhibit 99.2

Kona Grill’s Troy, Michigan Restaurant Sustains Limited Fire Damage

Restaurant Expected to Reopen within the Week

Scottsdale, Arizona, May 9, 2012 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported that a fire occurred at its Troy, Michigan restaurant early this morning. The fire was contained to the outside patio area and the dining room sustained smoke and water damage. No injuries were reported and restoration efforts are currently underway. The restaurant is expected to reopen within the week.

“We are grateful that everyone is safe and there were no injuries,” said Berke Bakay, president and CEO of Kona Grill. “We want to thank our loyal guests across the country for the outpouring of support and especially want to thank our team in Troy for handling this situation with the utmost professionalism.”

The restaurant is covered under the Company’s property insurance policy which includes fire damage and business interruption insurance and therefore, financial impact is not expected to be material. The Company reiterates its previously stated Q2 2012 financial guidance of restaurant sales of $24.7 million and net income of $1.25 million, or $0.14 per share.

About Kona Grill
Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); Nevada (Las Vegas); New Jersey (Woodbridge); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
The financial guidance we provide for our second quarter 2012 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Cody Slach
Tel (949) 574-3860
KONA@liolios.com